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                                                                    Exhibit 99.3

                           UNIFAB INTERNATIONAL, INC.
      "UNIFAB common stock to be delisted from the Nasdaq SmallCap Market"

New Iberia, LA - (Market Wire) - June 21, 2004-- UNIFAB International, Inc. (the "Company") (NASDAQSC: UFAB) reports that it received a final Nasdaq Staff Determination on June 17, 2004, indicating that the Company has not regained compliance with Nasdaq's market capitalization requirement, stockholders' equity requirement or requirement for net income from operations, as set forth in Marketplace Rule 4310(c)(2)(B). Consequently, the Company's common stock will be delisted from the NASDAQ SmallCap Market at the opening of business on June 28, 2004. "With no expectation that we could meet any one of the required Nasdaq standards in the foreseeable future, our Company was not able to prevent delisting from the Nasdaq SmallCap Market," said Martin K. Bech, Vice President and General Counsel of UNIFAB.

The Company's common stock will be available on the OTC Bulletin Board (the "Bulletin Board"), effective with the open of business on June 28, 2004, provided a market maker enters a quote on that day. If no quote is entered on June 28, then the Company's common stock may trade on the Bulletin Board upon application made by a broker-dealer.

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems and refurbishes and retrofits existing jackets and decks.

Statements made in this news release regarding UNIFAB's expectations as to future operations and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB, the availability of skilled employees and the ability of UNIFAB to increase its profits and stockholders equity. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.

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